Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS THIRD QUARTER 2023

Ocala, FL…September 15, 2023 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its third quarter ended August 5, 2023.

Sales for the third quarter of 2023 increased 6% to $14.7 million as compared to $13.8 million recorded in the third quarter of 2022. Income from operations for the third quarter of 2023 increased 39% to $3.1 million versus $2.2 million in the same period a year ago. Net income after taxes increased 41% to $2.7 million as compared to $1.9 million for the same period last year. Diluted earnings for the third quarter of 2023 were $0.80 per share compared to $0.56 per share last year.

For the first nine months of fiscal 2023, sales increased 38% to $48.6 million as compared to $35.3 million in the third quarter of 2022. Income from operations for the third quarter of 2023 increased 106% to $10.7 million versus $5.2 million in the same period last year. Net income after taxes increased 91% to $8.6 million versus last year’s results of $4.5 million. Diluted earnings were $2.56 per share compared to $1.30 per share last year.

Nobility’s financial position for the first nine months 2023 remains strong with cash and cash equivalents, certificates of deposit and short-term investments of $20.9 million and no outstanding debt. Working capital is $35.5 million and our ratio of current assets to current liabilities is 3.8:1. Stockholders’ equity is $50.4 million and the book value per share of common stock of $15.41

Terry Trexler, President, stated, “The primary reason that sales and net income increased in fiscal 2023 over fiscal 2022 was due to the severe supply chain challenges experienced during in the first nine months of fiscal 2022 that impacted our ability to complete and deliver homes to customers. During the first nine months of fiscal 2023, the supply chain challenges eased compared to the prior period and we were able to complete and deliver more retail customers’ homes, which included us selling forty-eight ($8.2 million) new homes during the first nine months of 2023 from other manufacturers, to help reduce our long backlog. Although net sales increased during fiscal 2023, as compared to last year, we continue to experience limitations being placed on certain key production materials from suppliers, the delay or lack of key components from vendors as well as back orders, delayed shipments, price increases and labor shortages. These issues continue to cause delays in the completion of the homes at the Company’s manufacturing facility and the set-up process of retail homes in the field, resulting in decreased net sales due to our inability to timely deliver and set up homes to customers. We expect that these challenges will continue throughout 2023 and potentially beyond. The Company also continues to experience inflation in some building products resulting in increases to our material and labor costs which may increase the wholesale and retail selling prices of our homes. Additionally, potential customers may delay or defer purchasing decisions when considering the rising interest rate environment.

The current demand for affordable manufactured housing in Florida and the U.S. is slowing, which we believe is because of the increased interest rate environment driven by the Federal Reserve. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2022 through July 2023 declined by approximately 15% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2023, the Company celebrated its 56th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 33 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation..

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	August 5,	November 5,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,973,685	$16,653,449
Certificates of deposit	7,347,913	3,903,888
Short-term investments	541,132	589,071
Accounts receivable - trade	2,596,300	1,288,645
Note receivable	—	23,905
Mortgage notes receivable	4,411	16,191
Income tax receivable	157,827	—
Inventories	22,743,349	23,457,493
Prepaid expenses and other current assets	1,820,579	2,172,675
Total current assets	48,185,196	48,105,317
Property, plant and equipment, net	8,307,867	7,915,695
Note receivable, less current portion	—	16,599
Mortgage notes receivable, less current portion	142,969	131,514
Other investments	1,925,169	1,848,893
Property held for resale	26,590	—
Deferred income taxes	38,159	43,778
Cash surrender value of life insurance	4,275,110	4,143,035
Other assets	156,287	156,287
Total assets	$63,057,347	$62,361,118
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,144,548	$1,119,188
Accrued compensation	982,112	1,132,423
Accrued expenses and other current liabilities	1,410,429	1,742,696
Income taxes payable	—	229,200
Customer deposits	9,146,699	10,214,078
Total current liabilities	12,683,788	14,437,585
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,269075 and 3,370,912 shares outstanding, respectively	536,491	536,491
Additional paid in capital	10,938,966	10,849,687
Retained earnings	68,653,044	63,441,812
Less treasury stock at cost, 2,095,832 and 1,993,995 shares, respectively	(29,754,942)	(26,904,457)
Total stockholders' equity	50,373,559	47,923,533
Total liabilities and stockholders' equity	$63,057,347	$62,361,118

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 5,	August 6,	August 5,	August 6,
	2023	2022	2023	2022
Net sales	$14,654,789	$13,846,698	$48,599,139	$35,300,014
Cost of sales	(9,540,399)	(9,948,638)	(31,659,842)	(25,651,808)
Gross profit	5,114,390	3,898,060	16,939,297	9,648,206
Selling, general and administrative expenses	(1,987,782)	(1,653,200)	(6,238,457)	(4,448,349)
Operating income	3,126,608	2,244,860	10,700,840	5,199,857
Other income (loss):
Interest income	203,972	62,449	513,987	176,706
Undistributed earnings in joint venture - Majestic 21	27,828	15,488	76,276	40,710
Proceeds received under escrow arrangement	115,641	52,140	209,806	285,639
Increase (decrease) in fair value of equity investment	81,078	(57,022)	(47,939)	(80,796)
Gain on disposal of property, plant and equipment	—	—	—	88,936
Miscellaneous	16,404	161,157	42,766	187,065
Total other income	444,923	234,212	794,896	698,260
Income before provision for income taxes	3,571,531	2,479,072	11,495,736	5,898,117
Income tax expense	(905,203)	(594,313)	(2,913,592)	(1,399,498)
Net income	$2,666,328	$1,884,759	$8,582,144	$4,498,619
Weighted average number of shares outstanding:
Basic	3,323,874	3,370,912	3,354,981	3,460,074
Diluted	3,328,875	3,376,771	3,357,424	3,469,769
Net income per share:
Basic	$0.80	$0.56	$2.56	$1.30
Diluted	$0.80	$0.56	$2.56	$1.30